Exhibit 99.1

Earthstone Energy Announces Promotion of
Robert J. Anderson to President
Also Announces Additional Officer Appointments

The Woodlands, Texas, April 2, 2018 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company” or “we”), today announced the promotion of Robert J. Anderson to President, effective immediately. Mr. Anderson has served as Executive Vice President, Corporate Development and Engineering of the Company since 2014. Frank A. Lodzinski will remain Chief Executive Officer and Chairman of the Board of Directors. In addition to Mr. Anderson’s promotion, the Company also promoted Leonard W. “Lenny” Wood to Vice President of Exploration and Development and ratified the appointment of Lane T. McKinney to Vice President of Land in order to facilitate the Company’s anticipated growth.

Mr. Lodzinski commented, “I am very pleased to announce the promotion of Robert Anderson to President of Earthstone. This promotion reflects his dedication and extensive contributions to Earthstone, as well as his strong leadership amongst our management team. Robert is well-deserving of the President role, and I have absolute confidence in his proven leadership and continued valuable contributions as we build on our prior successes.” Mr. Lodzinski further commented, “We are also pleased to announce the promotions of Lenny Wood and Lane McKinney as they have worked tirelessly to help position Earthstone to become a premier operator in the Midland Basin and will be instrumental in helping our Company continue to grow.”

Mr. Anderson commented, “I am humbled and excited to have the opportunity to lead in my new role as President as we take the Company to its next level. Earthstone is well positioned with a high quality acreage footprint in a premium oil producing basin and a strong balance sheet to achieve meaningful growth. I am proud of what we have built in just a few years and optimistic that we can continue to successfully execute our growth plans.”

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and natural gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Earthstone is currently traded on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Director of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

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